Exhibit 10.16
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Master Services Agreement
This MASTER SERVICES AGREEMENT (“Agreement”), effective February 09, 2004, by and between XANODYNE PHARMACEUTICALS INC., hereinafter referred to as “XANODYNE”, and LBR Regulatory and Clinical Consulting Services, hereinafter referred to as “CONSULTANT”, sets forth the agreement whereby CONSULTANT agrees to provide consulting services to Xanodyne and Xanodyne agrees to utilize such services from CONSULTANT according to the terms and conditions hereinafter provided.
Each individual project assignment under this Agreement will be defined on numbered schedules in the form of the attached Schedule A. Each Schedule A is to be separately executed and when so executed is incorporated by reference and shall become a part of this Agreement. Terms and conditions in said schedule(s) shall supersede any conflicting terms and conditions in this Agreement for only the specific project assignment defined in said schedule(s). Each Schedule A, together with the terms and conditions of this Agreement, shall constitute and be construed as a separate agreement.
ARTICLE I — DEFINITIONS
The term “Project Manager” shall mean the individual assigned by each of the parties to be the focal point for communications with the other party on a particular Schedule A project assignment.
“Hours Worked” shall mean hours spent engaged in providing the services contemplated hereunder. Commuting and/or travel time is expressly disallowed as “Hours worked.”
A “Fixed Price Project Assignment” shall mean that CONSULTANT will assume full responsibility for the completion of the project for the fixed amount and by the date specified. As part of this responsibility, CONSULTANT shall take any steps necessary to ensure that it meets the project objectives by the date specified. Should CONSULTANT anticipate that the resources currently assigned to the project are not sufficient to ensure its timely completion, CONSULTANT will supplement them as necessary at no additional cost to XANODYNE.
A “Time And Materials Project Assignment” shall mean that CONSULTANT will assume responsibility for project management and will estimate the number of hours required to complete the CONSULTANT’s tasks identified in the Schedule A. CONSULTANT will bill XANODYNE for hours actually worked. If fewer than the estimated person-hours of effort are required, then XANODYNE’s cost will be less than the estimated charges. If more than the estimated person-hours are required, CONSULTANT will notify XANODYNE as soon as CONSULTANT becomes aware of the need. At that time, XANODYNE may terminate the contract paying for the hours expended to date, continue with the work up to the estimated person-hours of work contracted, or exercise the formal change control process to amend the contract to authorize additional work.
An “Hourly Services Project Assignment” shall mean that XANODYNE will retain project management responsibilities, and CONSULTANT will assist XANODYNE with specific tasks, some of which may be identified on Schedule(s) A. CONSULTANT will provide XANODYNE with an hourly rate, consistent with CONSULTANT’s current rate for hourly work.
ARTICLE II — SCOPE OF WORK
2.1	Scope of Work. Each Schedule A attached hereto, together with its exhibits, if any, will define the scope of work for a particular project assignment under this Agreement. Such Schedules A will specify the Project Managers, CONSULTANT staff assigned, type of work, skill levels provided, location and approximate length of project assignment, hourly rates which apply, deliverables and their due dates, and completion criteria for successful completion of the project assignment.

Additional written and detailed technical specifications for the work to be performed may be attached to each Schedule A as numbered Exhibit(s) A. Each Exhibit A, when so attached, is incorporated by reference and shall become a part of the applicable Schedule A. Specifications may also be subsequently developed or amended by agreement of the parties’ Project Managers. The Schedule A, Exhibit A, and any specifications agreed to by the parties’ Project Managers shall collectively constitute the complete “Specifications” for the work to be performed by CONSULTANT under a Schedule A project assignment.
2.2	Work Space and Materials. XANODYNE agrees to provide reasonable work space, general office supplies, and appropriate computer time for CONSULTANT’s personnel while working at XANODYNE’s facilities. Any additional or unusual materials needed by CONSULTANT’s personnel in connection with the performance of services hereunder shall be provided by CONSULTANT or as otherwise specified in the corresponding Schedule A.
2.3	High Professional Standards. CONSULTANT’s personnel are expected to perform their work for each Schedule A using only high professional standards while maintaining full compliance with XANODYNE’s procedures, and when appropriate, any applicable protocol and specifications and with all applicable laws, rules and regulations including, but not limited to, the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto.

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2.4	Change Control. During the course of a Schedule A effort, XANODYNE may desire a change in the scope of the effort. Requests for changes are made in writing and are to be delivered to the CONSULTANT’s Project Manager. Project Managers from both parties will review the proposed change and determine the effect that the implementation of the change will have on price, schedule, and other terms and conditions of the Agreement.

Upon completion of the review, any changes in price, schedule or other terms will be documented. An authorized agent for each party will sign the changes to indicate agreement to the alteration of the project schedule and price.

2.5	Acceptance. Acceptance will occur when the deliverables under Schedule A meet the agreed upon tests or the acceptance criteria as described in Schedule A.

If the deliverables do not meet the acceptance criteria as set forth in Schedule A when it is offered by CONSULTANT for XANODYNE’s acceptance, XANODYNE will give CONSULTANT detailed written notification of the deficiency or non-conformance. CONSULTANT then shall, within [**] days of receipt of such written notification, either correct the deficiency or non-conformance or provide XANODYNE with a plan acceptable to XANODYNE for correcting the deficiency or non-conformance. If the deficiency or nonconformance is not corrected or if an acceptable plan for correcting such deficiency is not established during such period, then, upon request by XANODYNE, CONSULTANT shall refund to XANODYNE all fees paid by XANODYNE relating to such deliverable as specified in Schedule A.
ARTICLE III — PERSONNEL
3.1	Subcontracting and CONSULTANT’s Employees. CONSULTANT may subcontract specific project assignments hereunder only with XANODYNE’s prior written permission. Personnel used or supplied by CONSULTANT in the performance of the work hereunder shall be employees or agents of CONSULTANT and under no circumstances are such personnel to be considered employees or agents of XANODYNE. CONSULTANT shall have the sole responsibility for the conduct of its employees and agents, and for payment of their entire compensation, including salary, withholding of income and social security taxes, worker’s compensation, employee and disability benefits and the like. CONSULTANT shall be responsible for all employer obligations towards all of its employees and agents under all applicable laws.

3.2	Qualifications and Replacement. XANODYNE shall have the right to review and approve the qualifications of all personnel CONSULTANT assigns to perform work under this Agreement. XANODYNE shall also have the right to designate, for good cause, that any such personnel be removed and replaced. CONSULTANT may also replace personnel when necessary and appropriate. CONSULTANT agrees to maintain a consistently high skill level among all replacement personnel whether the replacement was instigated by XANODYNE or CONSULTANT.

CONSULTANT hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code ss306(a) and (b). In the event that CONSULTANT or any of its officers, directors, or employees under contract to perform services under a Schedule A with XANODYNE becomes debarred or receives notice of action or threat of action with respect to its debarment, CONSULTANT shall notify XANODYNE immediately.

CONSULTANT hereby certifies that it has not utilized, and will use its reasonable best efforts not to utilize, the services of any individual or entity in the performance of services under this Agreement or any Schedule A that has been debarred or that has been convicted of a crime which could lead to debarment under the Generic Drug Enforcement Act of 1992, 21 United States Code ss306(a) and (b). In the event that CONSULTANT receives notice of the debarment or threatened debarment of any such individual or entity CONSULTANT shall notify XANODYNE immediately.
3.3	Project Managers. Within [**] days after the execution of each Schedule A, each party will designate in writing to the other the name, business address, and telephone number of a Project Manager who will be responsible for representing that party in all technical matters under such Schedule A. All transfer of deliverables and communications regarding the scope of work under such Schedule A will be accomplished through the Project Managers. In addition, the Project Managers will arrange and chair progress review meetings and control all changes to the written Specifications. CONSULTANT will submit all of its invoices for a particular Schedule A through the Project Manager for such Schedule A. Either party may change the person designated to be its Project Manager for any Schedule A at any time upon written notice to the other party.
3.4	Hiring. Each party agrees not to hire any employee of the other with whom such party has contact during a project assignment under a Schedule A without the prior written permission of the other party during the term of the project assignment and continuing for a period of [**] months thereafter. However, this provision shall not apply to
(i)	CONSULTANT’s employees who have been continuously assigned to full-time XANODYNE activities in excess of [**],

(ii)	CONSULTANT’s employees designated on a Schedule A as “Contract For Hire”,

(iii)	employees of either party [**], through XANODYNE internal communications, or in media circulated to the general public at large, or

(iv)	[**], [**], or [**] of CONSULTANT.

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ARTICLE IV — FEES, INVOICES, PAYMENT
4.1	Fees/Compensation. If the applicable Schedule A specifies that CONSULTANT is to be compensated for work performed on an hourly basis (Time and Material and Hourly Services Project Assignments), the hourly billing rates for each person working on each XANODYNE project shall be as specified in the applicable Schedule(s) A. For all such hourly project assignments, [**] the regular daily eight (8) hours and any overtime hours will be billed [**] for any given person furnished by CONSULTANT.

If the applicable Schedule A specifies that CONSULTANT is to be compensated for work performed by a fixed price (Fixed Price Project Assignment), the fixed price amount will be specified on Schedule A. Where the parties agree to amend the Specifications in a manner which significantly increases or decreases the amount of work to be done by CONSULTANT, the parties will negotiate in good faith a fair price adjustment.

4.2	Travel Expenses. XANODYNE shall reimburse CONSULTANT for reasonable travel expenses incurred by CONSULTANT’s personnel for travel which both parties agree is required to perform this Agreement. In order to be eligible for reimbursement, all such expenses must be in compliance with the “XANODYNE Travel Reimbursement Policy” attached hereto and incorporated herein as Exhibit C. All other expenses incurred by CONSULTANT must be approved in advance by XANODYNE.

4.3	Invoices/Payment. For all Fixed Price Project Assignments hereunder, CONSULTANT shall invoice XANODYNE for all work performed according to the “Fixed Price Invoicing Arrangements” specified in the applicable Schedule A. For Time and Materials Project Assignments and Hourly Services Project Assignments, CONSULTANT shall submit detailed monthly invoices for all work performed.

CONSULTANT shall invoice XANODYNE monthly for travel or other permitted expenses incurred, and shall include receipts and supporting data for such expenses.

All invoices submitted by CONSULTANT must set forth the following information: (i) the contract number of this Agreement and number(s) of the particular Schedule(s) A being billed; (ii) the name(s) of the work product(s) to which the Schedule(s) A relate; (iii) the location(s) specified for work; (iv) a record of expenses and receipts therefor by individual; (v) XANODYNE’s purchase order number, if applicable; and (vi) number of hours worked and description of work performed by day by individual (if hourly fees apply). XANODYNE shall be entitled to return incomplete invoices and to return or correct invoices containing errors. Payments by XANODYNE shall be payable within [**] days after XANODYNE’s receipt of CONSULTANT’s invoice for the full amount of the invoice or for all undisputed amounts in the invoice if any items in an invoice are in dispute.

4.4	Taxes. CONSULTANT shall [**] XANODYNE and XANODYNE shall [**] CONSULTANT for any taxes actually paid by CONSULTANT which are imposed upon CONSULTANT by any governmental agency as a result of this Agreement [**] taxes [**] CONSULTANT’s [**].

4.5	Billing Disputes. Billing disputes shall not be cause for non-performance under this Agreement nor shall they be cause for non-payment of undisputed amounts.
ARTICLE V — PROPRIETARY RIGHTS
5.1	Ownership of Work Product. For all work products created under this Agreement, CONSULTANT and its employees assigned hereunder hereby assign, cede and grant to XANODYNE all rights to possession of, and all right, title, and interest, including all copyright rights and the right to prepare and exploit derivative works, in the work products created under this Agreement, in whatever form or medium captured, and in and to all physical and electronic materials, papers, and documents (including drawings), hereinafter referred to as “Products”, and copies, abstracts, and summaries thereof, which may come into their possession in any manner by reason of project assignment under this Agreement. CONSULTANT shall promptly disclose to XANODYNE any Products known to it or its employees by reason of project assignment under this Agreement, and all such Products which are not modifications or enhancements to CONSULTANT-owned software shall be deemed to be works made for hire exclusively for XANODYNE, with XANODYNE having sole ownership of such products and the sole right to obtain and to hold in its own name patents, copyrights, or such other protection as XANODYNE may deem appropriate to the subject matter, and any extensions or renewals thereof. CONSULTANT agrees to give XANODYNE or any person designated by XANODYNE at XANODYNE’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the procurement, at XANODYNE’s request, of written assignments and title commitments in a form acceptable to XANODYNE from all employees and agents assigned hereunder.

The provisions of this Section do not apply to any material previously belonging to the CONSULTANT or lawfully acquired by the CONSULTANT in a manner independent of this Agreement which are used by the CONSULTANT in the course of work hereunder.
5.2	Confidentiality Obligations of Consultant. The term “Confidential Information” shall mean all information in the broadest sense that relates to past, present, or future research, development, and business activities of XANODYNE and XANODYNE’s systems, procedures, algorithms, and data of which CONSULTANT’S employees or agents may construct or acquire information, access or possession by reason of project assignments under this Agreement.

CONSULTANT and its employees and agents shall treat all XANODYNE Confidential Information as confidential and proprietary to XANODYNE. CONSULTANT shall limit access to the Confidential Information to

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CONSULTANT’s employees assigned to XANODYNE hereunder and to those supervisory personnel with a legitimate need to know such information and shall not use, copy, or remove any Confidential Information from XANODYNE’s premises except to the extent necessary to carry out the purposes of Schedule A project assignments hereunder, without the prior written consent of XANODYNE. Upon completion or termination of each project assignment hereunder, CONSULTANT and its employees or agents shall return to XANODYNE’s Project Manager all documents or other materials in whatever form which contain XANODYNE Confidential Information, destroy all copies thereof, and certify to XANODYNE in writing that all copies of such materials have been destroyed.
5.3	Confidentiality Exceptions. Confidential information shall not include, and these confidentiality obligations shall not operate as a restriction on CONSULTANT’s right to use, disclose, or otherwise deal with information which:
•	is or becomes generally available to the public through no wrongful act of CONSULTANT

•	was in CONSULTANT’s possession prior to the time it was acquired from XANODYNE and which was not directly or indirectly acquired from XANODYNE

•	is required to be disclosed by court order or operation of law, provided XANODYNE is notified immediately in order to contest such disclosure and CONSULTANT takes reasonable steps to assist in contesting such request;

•	is independently made available as a matter of right to CONSULTANT by a third party; or

•	is independently developed by or for CONSULTANT by persons not having exposure to XANODYNE’s Confidential Information.
ARTICLE VI — WARRANTIES
6.1	Originality. CONSULTANT represents, warrants, and covenants the originality of any work performed or Product delivered under this Agreement and that no portion of the Product completed on behalf of XANODYNE under this Agreement violates or is protected by patent, copyright, trade secret, or other intellectual property or other rights of CONSULTANT or any third party. For purposes of this Section, Product shall not include materials supplied by XANODYNE.
In addition to the indemnity described in Section 6.11 below, if an infringement claim threatens XANODYNE’s or its affiliates’ continued use of any Products completed by CONSULTANT on behalf of XANODYNE under this Agreement, CONSULTANT shall, in the following order and at no cost to XANODYNE, (i) obtain the right for XANODYNE to continue use of such Products, (ii) repair or modify the Products so they are both noninfringing and functionally and operationally equivalent to the Products initially delivered, or (iii) provide replacement Products which are functionally and operationally equivalent to the Products. If none of the foregoing is possible, then XANODYNE shall have the immediate right to terminate this Agreement with full refund of all fees paid by XANODYNE hereunder which relate to such Products.
6.2	Releases. Neither CONSULTANT or its permitted subcontractors, nor any of their respective employees, agents, or representatives, by entering into this Agreement, using information or materials, and performing the services hereunder, has or will violate any consulting, employment, non-competition, proprietary information, confidentiality or other agreement, arrangement, understanding, or restriction between such party and a present or former employer, principal, client or other individual or entity. CONSULTANT shall assist XANODYNE in all reasonable respects to obtain releases or other necessary or desirable information or documentation regarding any of the foregoing.
6.3	Ethics. CONSULTANT warrants that it has given no commissions, payments, kickbacks, lavish gifts or entertainment, or other things of value to any employee or agent of XANODYNE in connection with this Agreement and acknowledges that the giving of any such payments, gifts, entertainment, or other things of value is strictly in violation of XANODYNE’s policy on conflicts of interest and may result in the cancellation of this Agreement and/or any or all Schedule A project assignments hereunder. CONSULTANT must notify XANODYNE of any such solicitation by any of XANODYNE’s employees or agents.
6.4	Compliance With Laws. CONSULTANT represents, warrants, and covenants that it is in full compliance with the Immigration Reform and Control Act of 1986, as amended, and will only provide XANODYNE with personnel whose employment eligibility has been verified. CONSULTANT also represents that it abides by all applicable laws relating to equal employment opportunity.
6.5	Necessary Contracts From Employees. CONSULTANT represents, warrants, and covenants that it has or will obtain appropriate agreements with its employees and others, including any permitted subcontractors, whose services it may require, sufficient to enable full compliance with all the provisions of this Agreement, particularly ARTICLE V.
6.6	Insurance Coverage. At all times while performing work hereunder, CONSULTANT shall carry Worker’s Compensation and Occupational Diseases insurance in accordance with the laws of the governmental bodies having jurisdiction. In addition, CONSULTANT shall maintain general liability insurance in amounts not less than $1,000,000 per occurrence.
6.7	Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES TO THE OTHER, EITHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
6.8	Waiver of Consequential Damages. Except for damages arising in connection with breach of obligations contained in ARTICLE V or claims subject to the indemnity

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contained in Paragraphs 6.1 and 6.11, neither party shall have liability to the other with respect to their obligations under this Agreement for consequential, exemplary, incidental, or punitive damages even if they had been advised of the possibility of such damages.
6.9	Limitation of Liability. Neither CONSULTANT nor its affiliates nor any of its or their respective directors, officers, employees or agents shall have any liability whatsoever to XANODYNE under this Agreement or otherwise except with respect to damages directly attributable solely to CONSULTANT’S negligence or intentional misconduct. Notwithstanding the foregoing, neither CONSULTANT nor its affiliates, nor any if its respective directors, officers, employees or agents shall have any liability for any special, incidental, or consequential damages, including, but not limited to the loss of opportunity, loss of the use of any data or information supplied hereunder, or loss of revenue or profit, in connection with or arising out of this Agreement, the services performed by CONSULTANT hereunder or the existence, furnishing, functioning, or XANODYNE’s use of any information, documentation or services provided pursuant to this Agreement, even if CONSULTANT shall have been advised of the possibility of such damages.
6.10	Indemnification of CONSULTANT. XANODYNE shall defend, indemnify and hold harmless CONSULTANT, its affiliates and its and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, actions, damages, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, (collectively, “Losses”), relating to or arising from or in connection with any study, test, product, or potential product performed or administered in accordance with the protocol, or any litigation, investigation or other proceeding relating to any of the foregoing, provided XANODYNE shall not defend and hold harmless any Indemnified Parties’ violation of any local, state or federal laws, including but not limited to the Federal Food and Drug Cosmetic Act and the regulations promulgated thereto.
CONSULTANT shall: (i) give XANODYNE written notice of any such claim or law suit (including a copy thereof served upon CONSULTANT within [**] days after such claim or law suit was served upon CONSULTANT; and (ii) CONSULTANT and its employees shall fully cooperate with XANODYNE and its legal representatives in the investigation of any matter the subject of this indemnification provision.
6.11	Indemnification of XANODYNE. CONSULTANT shall defend, indemnify, and hold harmless XANODYNE from and against all losses, claims, actions, damages, liabilities costs and expenses, including reasonable attorney’s fees and court costs, (collectively, “Losses”), relating to or arising from or in connection with any claim of bodily injury, including death, to the extent caused or alleged to be caused by the negligence or intentional misconduct of CONSULTANT, its employees, agents, representatives or subcontractors (other than Investigators) in providing the services under the terms of this Agreement.
XANODYNE shall (i) give CONSULTANT written notice of any such claim or law suit (including a copy thereof served upon XANODYNE) within [**] days after such claim or law suit was served; and (ii) XANODYNE and its employees shall fully cooperate with CONSULTANT and its legal representatives in the investigation of any matter the subject of this Indemnification provision.
6.12	Conformity. CONSULTANT represents, warrants, and covenants that for a period of one (1) year after acceptance by XANODYNE, the Products will conform to the Specifications. In the event that the Products do not conform to the Specifications, CONSULTANT shall, within [**] days of notice from XANODYNE, without additional cost to XANODYNE, restore such Products to conformity or prepare a plan to do so which is acceptable to XANODYNE, or refund all fees paid by XANODYNE to CONSULTANT under the applicable Schedule A.
ARTICLE VII — GENERAL PROVISIONS
7.1	Termination. This Agreement will continue in force for three (3) years or until terminated by either party on thirty (30) days written notice to the other party; provided, however, this Agreement may not be terminated while any Schedule A project assignment hereunder is active. XANODYNE may terminate any Schedule A project assignment in its sole discretion on fourteen (14) days notice to CONSULTANT. In the event that XANODYNE terminates a Fixed Price Project Assignment according to this Section, CONSULTANT shall be entitled to fair compensation for time and materials at a price to be negotiated in good faith by the parties, but in no event to exceed either the fixed price specified in Schedule A or a price determined by CONSULTANT’s then-current rates for time and materials, whichever is lower.
CONSULTANT may not terminate any Schedule A project assignment hereunder without XANODYNE’s prior written consent. In the event that CONSULTANT or any of its personnel breach a material term of this Agreement, XANODYNE may terminate all affected project assignments immediately in addition to any other remedies XANODYNE may have under this Agreement.
In the event of any termination of any Schedule A project assignment hereunder, XANODYNE shall be entitled to the ownership, possession, and use of any and all work in process.
7.2	Assignment. CONSULTANT may not assign this Agreement without XANODYNE’s prior written consent. XANODYNE may assign its rights or obligations hereunder only to an affiliate or successor in business which agrees to be bound by all terms and conditions of this Agreement.
7.3	Binding Agreement, XANODYNE’s Affiliates. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and

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XANODYNE’s Affiliates, which Affiliates, as third party beneficiaries of this Agreement, shall enjoy and be entitled to, without restriction or additional consideration, all of the rights and privileges accruing to XANODYNE hereunder; provided that, XANODYNE agrees that it shall remain fully responsible for the performance and fulfillment of all its obligations set forth herein.
7.4	Entire Agreement, Partial Invalidity. The making, execution, and delivery of this Agreement by CONSULTANT and XANODYNE have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties hereto relating to CONSULTANT’s services regarding the subject matter hereof and supersedes any previous agreements or understandings, written or oral, in effect between the parties relating thereto. If any part, term, or provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portion or portions shall not be affected thereby.
7.5	Changes In Writing, Notices. This Agreement, including Schedule(s) A and Exhibit(s) A, may be amended or modified only by an instrument of equal formality signed by duly authorized representatives of the respective parties. All notices, requests, demands, or other communications hereunder other than day-to-day communications within the duties of the Project Managers shall be in writing and shall be deemed given if personally delivered or [**] days after proper mailing to the address set forth below:
XANODYNE:
Jeffrey S. Greiwe
Xanodyne Pharmaceuticals, Inc.
7300 Turfway Road, Suite 300
Florence, KY 41042
CONSULTANT:
LBR Regulatory and Clinical Consulting Services
100 Crisler Ave. Suite 102
Ft. Mitchell, KY 41017
7.6	Waiver of Breach. The waiver of a breach of this Agreement or the failure of a party to exercise any right under this Agreement shall in no event constitute a waiver as to any other breach, whether similar or dissimilar in nature, or prevent the exercise of any right under this Agreement.
7.7	Use Of XANODYNE Trademark/Name. CONSULTANT shall not make any oral or written statement or perform any act indicating that XANODYNE endorses or approves or has endorsed or approved CONSULTANT or its work products. CONSULTANT shall not associate or in any way connect any name or trademark of XANODYNE with CONSULTANT’s work products hereunder without XANODYNE’s prior written approval. The provisions of this clause shall not restrict CONSULTANT or its employees from referencing and describing work done hereunder in summary form, without revealing XANODYNE Confidential Information, in resumes and experience or qualifications summaries.
7.8	No Other Relationship/Obligations. Neither party shall have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, expressed or implied, on behalf of the other party, except as expressly provided herein. This Agreement is not intended to be nor shall it be construed as a joint venture, association, partnership, or other form of a business organization or agency relationship.
7.9	Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED AND THE LEGAL RELATIONS BETWEEN THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF KENTUCKY, USA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
7.10	Force Majeure. Neither party shall be responsible for any failure to perform or delay in performing any of its obligations under this Agreement where and to the extent that such failure or delay results from causes outside the reasonable control of the party. Such causes shall include, without limitation, Acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotions, or the like. Notwithstanding the above, strikes and labor disputes shall not constitute an excusable delay for either party under this Agreement.
7.11	Audit. XANODYNE may, upon its request, audit any and all work or expense records of CONSULTANT relating to materials and/or services provided hereunder. CONSULTANT shall have the right to exclude from such inspection any of its confidential or proprietary information which was not otherwise provided to XANODYNE as a part of a Schedule A project assignment. CONSULTANT further agrees to maintain its books and records relating to material and/or services provided for a period of [**] years from the date such work was completed, and to make such books and records available to XANODYNE, during normal business hours, at any time or times within the two year period.
7.12	Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.
7.13	Survival Period. The provisions of ARTICLES III, V, and VI and Sections 7.7 and 7.11 of this Agreement shall survive the termination of each Schedule A and of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives to be effective as of the date first above written.

XANODYNE		LBR Regulatory

By:	/s/ Stefan Antonsson	By:	/s/ Lois B. Rosenberger

Name:	Stefan Antonsson	Name:	Lois B. Rosenberger, PhD

Title:	President	Title:	Owner

Date:	March 18, 2004	Date:	02 FEB 2004